Exhibit 2.1       Stock Purchase Agreement, dated June 7, 1996
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                            STOCK PURCHASE AGREEMENT


                                     among:


                         MOLECULAR DEVICES CORPORATION,
                             a Delaware corporation,


                            NOVELTECH SYSTEMS, INC.,
                             a Michigan corporation,


                                   BRAD NEAGLE


                                       and


                                 KIRK SCHROEDER



                            Dated as of June 7, 1996


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                                TABLE OF CONTENTS
                                                                            Page
Section 1.     SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS...........  1
      1.1      Sale and Purchase of Shares.................................  1
      1.2      Purchase Price..............................................  1
      1.3      Closing.....................................................  2

Section 2.     REPRESENTATIONS AND WARRANTIES OF NOVELTECH AND THE SELLING
                    SHAREHOLDERS...........................................  3
      2.1      Due Organization; No Subsidiaries; Etc......................  3
      2.2      Articles of Incorporation and Bylaws; Records...............  4
      2.3      Capitalization, Etc.........................................  4
      2.4      Financial Statements........................................  5
      2.5      Real Property...............................................  6
      2.6      Proprietary Assets..........................................  6
      2.7      Contracts...................................................  7
      2.8      Compliance with Legal Requirements..........................  8
      2.9      Governmental Authorizations.................................  9
      2.10     Tax Matters.................................................  9
      2.11     Benefit Plans; ERISA........................................  9
      2.12     Environmental Matters....................................... 10
      2.13     Proceedings; Orders......................................... 10
      2.14     Authority; Binding Nature of Agreements..................... 11
      2.15     Non-Contravention; Consents................................. 11
      2.16     Brokers..................................................... 12
      2.17     Selling Shareholders........................................ 12
      2.18     Full Disclosure............................................. 14

Section 3.     REPRESENTATIONS AND WARRANTIES OF PURCHASER................. 14
      3.1      Due Organization............................................ 14
      3.2      SEC Filings. ............................................... 14
      3.3      Authority; Binding Nature of Agreement...................... 15
      3.4      1933 Act.................................................... 15

Section 4.     COVENANTS OF THE PARTIEs.................................... 15
      4.1      Filings and Consents........................................ 15
      4.2      Noncompetition Agreement.................................... 15
      4.3      General Release............................................. 17
      4.4      Cooperation with Termination of Pension Plan................ 18
      4.5      Registration of Shares.......................................18

Section 5.     MISCELLANEOUS PROVISIONS.................................... 19
      5.1      Survival of Representations and Covenants; Indemnification.. 19
      5.2      Further Assurances.......................................... 20
      5.3      Fees and Expenses........................................... 20
      5.4      Attorneys' Fees............................................. 21
      5.5      Notices..................................................... 21
      5.6      Headings.................................................... 22
      5.7      Counterparts................................................ 22
      5.8      Governing Law............................................... 22
      5.9      Successors and Assigns...................................... 22

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      5.10     Remedies Cumulative......................................... 22
      5.11     Waiver...................................................... 22
      5.12     Amendments.................................................. 23
      5.13     Severability................................................ 23
      5.14     Parties in Interest......................................... 23
      5.15     Entire Agreement............................................ 23
      5.16     Construction................................................ 23

EXHIBITS

Exhibit A:     Certain Definitions
Exhibit B:     Promissory Note
Exhibit C:     Selling Shareholders Closing Certificate
Exhibit D:     Form of Employment Agreement
Exhibit E:     Form of opinion letter of Seyburn, Kahn, Ginn, Bess, Deitch &
               Serlin
Exhibit F:     Form of opinion letter of Cooley Godward Castro Huddleson & Tatum
Exhibit G:     Territory (Non-competition)

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                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of June 7, 1996, by and among MOLECULAR DEVICES CORPORATION, a Delaware corporation (the "Purchaser"), NOVELTECH SYSTEMS, INC., a Michigan corporation ("NovelTech"), and BRAD NEAGLE and KIRK SCHROEDER, individuals (individually a "Selling Shareholder" and together the "Selling Shareholders"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. The Selling Shareholders own all of the outstanding shares of the common stock of NovelTech (the "Shares").

         B. The Selling Shareholders wish to sell the Shares to the Purchaser on the terms set forth in this Agreement and the Purchaser desires to acquire the Shares on such terms and conditions.

                                    AGREEMENT

                  The  Purchaser,   NovelTech  and  the  Selling   Shareholders,
intending to be legally bound, agree as follows:

1.       SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS.

         1.1  Sale  and  Purchase  of  Shares.  At  the  Closing,   the  Selling
Shareholders shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.

         1.2 Purchase Price. The aggregate purchase price payable by the Purchaser for the Shares (the "Purchase Price") shall be as follows:

                  (a) A One Million Five Hundred  Thousand  Dollar  ($1,500,000)
                      cash payment to be made at Closing.

                  (b) A One Million Five Hundred Thousand Dollar ($1,500,000) cash payment on January 2, 1997 or upon completion of the Technology Transfer and the documentation of the Trade Secrets pursuant to Section 2.6(g) below, whichever is later (the "Second Payment Date") as evidenced by a Promissory Note attached hereto as Exhibit B. This payment is subject to adjustment for any breaches of representations and warranties occurring between the Closing and the Second Payment Date and any other adjustments made pursuant to Section 5.1 below. The Selling Shareholders and the Purchaser covenant with each other to use their best efforts to complete the Technology Transfer on or about November 1, 1996. In the event that Purchaser does not deem the Technology Transfer and the documentation of the Trade Secrets pursuant to Section 2.6(g) below completed by November 1, 1996,

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Purchaser shall notify in writing the Selling Shareholders  advising them of the shortfall or the necessary steps required to complete said Technology Transfer and Trade Secret documentation, and a similar written notice shall be provided on or about the first day of each subsequent calendar month until said Technology Transfer and Trade Secret documentation are complete. The Purchaser shall provide the Selling Shareholders with written notice of any breaches or adjustments hereunder, and the Selling Shareholders shall have two weeks to cure such breaches to the reasonable satisfaction of Purchaser (which may be extended to four weeks in the event that the cure cannot be reasonably completed within such two week period, as long as the cure has been diligently commenced promptly upon receipt of notice).

                  (c) An aggregate of 146,342 shares of Common Stock of Purchaser authorized for issuance at Closing (the "Purchaser Shares") as evidenced by an irrevocable instruction from the Purchaser to its transfer agent to issue promptly such Purchaser Shares.

                  (d) The aggregate purchase price, and each component thereof including the Purchaser Shares, shall be allocated equally between the Selling Shareholders.

         1.3      Closing.

                  (a) The closing of the sale of the Shares to the Purchaser (the "Closing") shall take place at the offices of the Cooley Godward Castro Huddleson Castro & Tatum, 5 Palo Alto Square, Palo Alto, California at 3:00 p.m. (California time) on June 7, 1996 (or at such other place or time as the Purchaser and the Selling Shareholders may jointly designate). For purposes of this Agreement, "Scheduled Closing Time" shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.3(a); and "Closing Date" shall mean the time and date as of which the Closing actually takes place.

                  (b) At the Closing (i) the Selling Shareholders shall deliver to the Purchaser the stock certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers), and the Purchaser shall pay the portion of Purchase Price to the Selling Shareholder as contemplated by Section 1.2(a) and cause the issuance by the transfer agent of Purchaser's Common Stock of the Purchaser Shares pursuant to Section 1.2(c); (ii) the Selling Shareholders shall execute and deliver to the Purchaser a certificate in the form of the Exhibit C attached hereto (the "Selling Shareholders' Closing Certificate") setting forth the Selling Shareholders' representations and warranties that (A) each of the representations and warranties made by NovelTech and the Selling Shareholders in this Agreement was accurate and complete in all respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that NovelTech and the Selling Shareholders are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects,
(C) each of the conditions for Closing set forth in this Agreement has been satisfied in all respects, and (D) each of the documents attached thereto, including the resolutions of the Board of Directors and Shareholders of NovelTech required to approve the Agreement and terminate the Pension Plan and the articles of incorporation and bylaws, are true and correct; (iii) each Selling

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Shareholder   shall  enter  into  an  Employment   Agreement  (the   "Employment
Agreement") as set forth in Exhibit D; and (iv) each Selling Shareholder shall resign as a director and officer of NovelTech.

                  (c) At the Closing, Purchaser shall receive (i) an opinion letter from Seyburn, Kahn, Ginn, Bess, Deitch & Serlin dated the Closing Date, in the form of Exhibit E; and (ii) such other documents as the Purchaser may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by NovelTech or the Selling Shareholders, (B) evidencing the compliance by NovelTech or the Selling Shareholders with or the performance by NovelTech or the Selling Shareholders of, any covenant or obligation set forth in this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Transactions.

                  (d) At the Closing, Purchaser shall provide the Selling Shareholders (i) an opinion letter from Cooley Godward Castro Huddleson & Tatum, dated the Closing Date, in the form of Exhibit F; and (ii) such other documents as the Selling Shareholders may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Purchaser, (B) evidencing the compliance by Purchaser with, or the performance by Purchaser of, any covenant or obligation set forth in this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Transactions.

2.       REPRESENTATIONS  AND   WARRANTIES   OF   NOVELTECH   AND   THE  SELLING
         SHAREHOLDERS.

                  NovelTech and each of the Selling Shareholders jointly and severally represent and warrant, except as contained in the NovelTech Disclosure Schedule separately delivered to the Purchaser by NovelTech and the Selling Shareholders, referenced herein, to and for the benefit of the Purchaser, as follows:

         2.1      Due Organization; No Subsidiaries; Etc.

                  (a) NovelTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets and properties in the manner in which its assets and properties are currently owned and used and in the manner in which its assets and properties are proposed to be owned and used; and (iii) to perform its obligations under all NovelTech Contracts.

                  (b) NovelTech has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "NovelTech Systems, Inc."

                  (c) To the best Knowledge of NovelTech and the Selling Shareholders, NovelTech has not, nor has ever been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any

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jurisdiction  except  where the failure to so qualify  would not have a material adverse effect on NovelTech.


                  (d) Part 2.1 of the NovelTech Disclosure Schedule accurately sets forth (i) the names of the members of NovelTech's board of directors, (ii) the names of the members of each committee of NovelTech's board of directors, and (iii) the names and titles of NovelTech's officers.

                  (e) Except as contemplated by this Agreement, NovelTech has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of NovelTech or the winding up or cessation of NovelTech's business or affairs.

                  (f) NovelTech has no subsidiaries, and NovelTech has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. NovelTech has never been a party or bound by any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

         2.2      Articles of Incorporation and Bylaws; Records.

                  (a) NovelTech has delivered to the Purchaser or its counsel accurate and complete copies of (i) NovelTech's articles of incorporation and bylaws, including all amendments thereto; (ii) NovelTech's stock records; and
(iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of NovelTech, the board of directors of NovelTech and all committees of the board of directors of NovelTech. There have been no meetings or other proceedings of the stockholders of NovelTech, the board of directors of NovelTech or any committee of the board of directors of NovelTech that are not fully reflected in such minutes or other records.

                  (b) To the best Knowledge of NovelTech and the Selling Shareholders, (i) there has not been any violation of any of the provisions of NovelTech's certificate of incorporation or bylaws or of any resolution adopted by NovelTech's stockholders, NovelTech's board of directors or any committee of NovelTech's board of directors; and (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

                  (c) The books of account, stock records, minute books and other records of NovelTech are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of NovelTech are or as of the Closing will be in the actual possession and direct control of NovelTech.

         2.3      Capitalization, Etc.

                  (a) The authorized capital stock of NovelTech consists of 60,000 shares of common stock, of which 10,000 shares (constituting all of the Shares) have

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been issued,  are outstanding and are held of record and  beneficially  owned by the Selling Shareholders, in the following amounts: Brad Neagle, 5,000 shares and Kirk Schroeder, 5,000 shares. Except for the foregoing, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of NovelTech; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of NovelTech; (iii) Contract under which NovelTech is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest; or (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of NovelTech. NovelTech has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.


                  (b) The Selling Shareholders have, and the Purchaser will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances.

                  (c) All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Selling Shareholders have delivered to the Purchaser accurate and complete copies of the stock certificates evidencing the Shares.

         2.4      Financial Statements.

                  (a) NovelTech has delivered to the Purchaser the following financial statements (collectively, the "NovelTech Financial Statements"): (i) the unaudited balance sheet of NovelTech as of March 31, 1996, and the related unaudited statement of operations of NovelTech for the year then ended; and (ii) the unaudited balance sheet of NovelTech as of May 23, 1996 (the "Unaudited Interim Balance Sheet"), and the related unaudited statements of operations and cash flows of NovelTech for the partial two months then ended.

                  (b) All of the NovelTech Financial Statements are accurate and complete in all material respects. The financial statements referred to in
Section 2.4(a) present fairly the financial position of NovelTech as of the respective dates thereof and the results of operations of NovelTech for the periods covered thereby. NovelTech owns, and has good, valid and marketable title to, all assets purported to be owned by it reflected on the NovelTech Financial Statements. Except as set forth in Part 2.4 of the NovelTech Disclosure Schedule, all existing accounts receivable of NovelTech (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected) (i) represent valid obligations of customers of NovelTech arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and to the best Knowledge of NovelTech and the Selling Shareholders are collectible in full in the Ordinary Course of Business.

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                  (c) Since  NovelTech's  formation,  (i) there has not been any loss, damage or destruction to, or any interruption in the use of, any of NovelTech's assets (whether or not covered by insurance), except for such losses, damage, interruptions that are not material in the aggregate; (ii) NovelTech has not (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities or (C) made any other payment to or on behalf of any of the Selling Shareholders except as set forth in Part 2.4 of the NovelTech Disclosure Schedule; (iii) NovelTech has not incurred, assumed or otherwise become subject to any Liability, other than those identified on the NovelTech Financial Statements or the NovelTech Disclosure Schedule; (iv) NovelTech has not entered into any transaction, become a party to any Contract or taken any other action outside the Ordinary Course of Business; and (v) NovelTech has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (i) through (iv) above.

         2.5 Real Property. NovelTech does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.5 of the NovelTech Disclosure Schedule. NovelTech enjoys peaceful and undisturbed possession of such premises.

         2.6      Proprietary Assets.

                  (a) Part 2.6(a) of the NovelTech Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by NovelTech, of all agreements relating to the Proprietary Assets to which NovelTech is a party or by which NovelTech is bound, except for any license implied by the sale of a product and common software programs with a value of less than $500 each. There are no outstanding and, to the best Knowledge of NovelTech and the Selling Shareholders, no threatened disputes or disagreements with respect to any such agreement.

                  (b) Except for those Proprietary Assets identified as in-licensed, NovelTech is the owner of all right, title, and interest in and to each of the Proprietary Assets, free and clear of any Encumbrances, and has the right to use without payment to a third party all such Proprietary Assets. NovelTech owns or has valid licenses (identified in paragraph (a) above) to all of the Proprietary Assets (including patents and Trade Secrets, as hereinafter defined) necessary or used to enable NovelTech to conduct its business in the manner in which its business is currently being conducted and it is proposed to be conducted, free and clear of any Encumbrances.

                  (c) NovelTech and the Selling Shareholders have taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 2.6(a) of the NovelTech Disclosure Schedule.

                  (d) Except as described in Part 2.6(d) of the NovelTech Disclosure Schedule, NovelTech is not infringing, causing the infringement or aiding the infringement, and has not at any time infringed, caused the infringement, or aided

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the infringement,  or received any notice or other  communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary Asset owned or used by any other Person. To the best Knowledge of NovelTech and the Selling Shareholders, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by NovelTech.

                  (e) The Selling Shareholders are now, and have always been, the only employees of NovelTech. Except as disclosed on Part 2.6(e) of the NovelTech Disclosure Schedule, NovelTech has not employed any other employee, consultant or agent for the development or manufacture of its products or the Proprietary Rights (including the Patents and the Trade Secrets). All employees, consultants and other agents of NovelTech, including the Selling Shareholders, having any claim of inventorship or ownership in the Proprietary Assets (including Patents and Trade Secrets), have executed written agreements with NovelTech that assign to NovelTech all rights and full and complete title to any and all Proprietary Assets and any and all inventions, improvements, discoveries, or information relating to the business of NovelTech and have released all claims of ownership in and rights to practice or license the same. To the best Knowledge of NovelTech and the Selling Shareholders, no employee of NovelTech, including the Selling Stockholders, has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than NovelTech.

                  (f) Part 2.6(f) of the NovelTech  Disclosure Schedule contains a complete and accurate list of all patents and patent applications owned by or licensed to NovelTech (collectively, "Patents"). Except as disclosed in Part 2.6(f) of the NovelTech Disclosure Schedule, all of the Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. No Patents have been or are now involved in any interference, reissue, reexamination, or opposing proceeding. To the best of Selling Shareholders' Knowledge, there is no potentially interfering patent or patent application of any third party.

                  (g) With respect to all know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blue prints owned or licensed to NovelTech (collectively, "Trade Secrets"), the documentation, if any, relating to each Trade Secret is or will, no later than the Second Payment Date be, current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special Knowledge or memory of others. NovelTech and the Selling Shareholders have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

         2.7 Contracts. Part 2.7 of the NovelTech Disclosure Schedule identifies and provides an accurate and complete description of each NovelTech Contract that requires payment by or to NovelTech of more than $10,000, except for any Excluded Contract. NovelTech has delivered to the Purchaser accurate and complete copies of

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all  NovelTech  Contracts  identified  in Part 2.7 of the  NovelTech  Disclosure
Schedule, including all amendments thereto. To the best Knowledge of NovelTech and the Selling Shareholders, each NovelTech Contract is valid and in full force and effect, and is enforceable by NovelTech in accordance with its terms. To the best of Knowledge of NovelTech and the Selling Shareholders, except as set forth in Part 2.7 of the NovelTech Disclosure Schedule, (i) no Person has violated or breached, or declared or committed any default under, or indicate an inability to perform or a desire to renegotiate, any NovelTech Contract; (ii) no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any NovelTech Contract by NovelTech, (B) give any Person the right to declare a default or exercise any remedy under any NovelTech Contract, (C) give any Person the right to accelerate the maturity or performance of any NovelTech Contract, or (D) give any Person the right to cancel, terminate or modify any NovelTech Contract; (iii) NovelTech has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any NovelTech Contract; and (iv) NovelTech has not waived any of its rights under any
NovelTech Contract. To the best Knowledge of NovelTech and the Selling Shareholders, the performance of the NovelTech Contracts will not result in any violation of or failure to comply with any Legal Requirement, except where such violation or noncompliance would not have a material adverse effect on NovelTech. The Contracts identified in Part 2.7 of the NovelTech Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable NovelTech to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. Except as set forth in Part 2.7 of the NovelTech Disclosure Schedule, NovelTech is not a party to or bound by, and NovelTech has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or
similar   Contract.   To  the  best  Knowledge  of  NovelTech  and  the  Selling
Shareholders, no officer or employee of NovelTech is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to NovelTech's business.

         2.8 Compliance with Legal Requirements. To the best Knowledge of NovelTech and the Selling Shareholders, except as set forth in Part 2.8 of the NovelTech Disclosure Schedule, (i) NovelTech is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (ii) NovelTech has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;
(iii) no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by NovelTech of, or a failure on the part of NovelTech to comply with, any Legal Requirement; and (iv) NovelTech has never received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of NovelTech to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature; in each case, except for such non-compliance or violation that would not have a material adverse effect on NovelTech.

         2.9 Governmental Authorizations. NovelTech has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.9 of the NovelTech Disclosure Schedule, including all renewals thereof and all amendments thereto and, to the best Knowledge of NovelTech and the Selling Shareholders, they constitute all of the Governmental Authorizations necessary (x) to enable NovelTech to conduct its business in the manner in which its business is currently being conducted, and (y) to permit NovelTech to own and use its assets in the manner in which they are currently owned and used. To the best Knowledge of NovelTech and the Selling Shareholders, each Governmental Authorization identified or required to be identified in Part
2.9 of the NovelTech Disclosure Schedule is valid and in full force and effect. To the best Knowledge of NovelTech and the Selling Shareholders, except as set forth in Part 2.9 of the NovelTech Disclosure Schedule, (i) NovelTech and its employees are, and have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization, except for noncompliance that would not have a material adverse effect on NovelTech; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in
Part 2.16 of the NovelTech Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except for noncompliance that would not have a material adverse effect on NovelTech; (iii) neither NovelTech nor any of its employees has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding
(A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and
(iv) all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

         2.10 Tax Matters. Except as set forth in Section 2.10 of the NovelTech Disclosure Statement, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by NovelTech (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by NovelTech has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

         2.11 Benefit Plans; ERISA. Part 2.11 of the NovelTech Disclosure Schedule provides a complete list of each Current Benefit Plan. NovelTech has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for the

NovelTech Plans identified in Part 2.11 of the NovelTech Disclosure Schedule; and NovelTech does not currently provide any other benefit that may not be discontinued without further liability upon not more than thirty (30) days notice, except as set forth in Part 2.11 of the NovelTech Disclosure Schedule. No NovelTech Plan (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. To the best Knowledge of NovelTech and the Selling Shareholders, each Current Benefit Plan has been and is being operated and administered in full compliance with the provisions thereof and of ERISA, except where failure to do so would not have a material adverse effect upon NovelTech, and each NovelTech Plan has at all times been substantially operated and administered in full compliance with the provisions thereof and of ERISA. To the best Knowledge of NovelTech and the Selling Shareholders, each contribution or other payment that is required to have been accrued or made under or with respect to any NovelTech Plan has been duly accrued or made on a timely basis. Except as set forth in Part 2.11 of the NovelTech Disclosure Schedule, NovelTech has not knowingly advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

         2.12 Environmental Matters. To the best Knowledge of NovelTech and the Selling Shareholders, NovelTech is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other similar Legal Requirement, at or with respect to any site. To the best Knowledge of NovelTech and the Selling Shareholders, NovelTech has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. Except as set forth in Part 2.12 of the NovelTech Disclosure Schedule, to the best Knowledge of NovelTech and the Selling Shareholders, NovelTech has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully).

         2.13 Proceedings; Orders. Except as set forth in Part 2.13 of the NovelTech Disclosure Schedule, there is no pending Proceeding, and no Person has, to the best Knowledge of NovelTech and the Selling Shareholders, threatened to commence any Proceeding (i) that involves NovelTech or that otherwise relates to or would affect NovelTech's business or any of the assets owned or used by NovelTech (whether or not NovelTech is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in
Part 2.13 of the NovelTech Disclosure Schedule, to the best Knowledge of NovelTech and the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which NovelTech, or any of the assets owned or used by NovelTech (including the Proprietary Assets, Patents and Trade

Secrets), is subject; and the Selling Shareholders are not subject to any Order that relates to NovelTech's business or to any of the assets owned or used by NovelTech (including the Proprietary Assets, Patents and Trade Secrets). To the best Knowledge of NovelTech and the Selling Shareholders, there is no proposed Order that, if issued or otherwise put into effect, (x) may have an adverse effect on NovelTech's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of NovelTech or the Selling Shareholders to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (y) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

         2.14  Authority;  Binding  Nature  of  Agreements.  NovelTech  has  the
absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by NovelTech of this Agreement have been duly authorized by all necessary action on the part of NovelTech and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of NovelTech, enforceable against NovelTech in accordance with its terms. Each of the Selling Shareholders has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under this Agreement and each of the Transactional Agreements to which such Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Selling Shareholders, enforceable against the Selling Shareholders in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Selling Shareholders, and will be enforceable against such Selling Shareholders in accordance with its terms.

         2.15 Non-Contravention; Consents. Except as set forth in Part 2.15 of the NovelTech Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of NovelTech's certificate of incorporation or bylaws, or (ii) any resolution adopted by NovelTech's stockholders, NovelTech's board of directors or any committee of NovelTech's board of directors; to the best Knowledge of NovelTech and the Selling Shareholders, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which NovelTech or Selling Shareholder, or any of the assets owned or used by NovelTech, is subject; cause NovelTech, the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax; cause any of the assets owned or used by NovelTech to be reassessed or revalued by any taxing authority or other Governmental Body; to the best Knowledge of NovelTech and the Selling Shareholders, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by NovelTech or any of its employees or that otherwise relates to NovelTech's business or to any of the assets owned or used by NovelTech; to the best Knowledge of NovelTech and the Selling Shareholders, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material NovelTech Contract; to the best Knowledge of NovelTech and the Selling Shareholders, give any Person the right to (i) declare a default or exercise any remedy under any NovelTech Contract, (ii) accelerate the maturity or performance of any NovelTech Contract, or (iii) cancel, terminate or modify any material NovelTech Contract; to the best Knowledge of NovelTech and the Selling Shareholders, contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any material Contract to which NovelTech or Selling Shareholders is a party or by which NovelTech or Selling Shareholder is bound; or, to the best Knowledge of NovelTech and the Selling Shareholders, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by NovelTech (including the Proprietary Assets, Patents and Trade Secrets). Except as set forth in Part 2.15 of the NovelTech Disclosure Schedule, neither NovelTech nor the Selling Shareholders were, are or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

         2.16 Brokers. Neither NovelTech nor any of the Selling Shareholders has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         2.17     Selling Shareholders.

                  (a) The Selling Shareholders have the capacity and financial capability to comply with and perform all of such Selling Shareholders' covenants and obligations under each of the Transactional Agreements to which such Selling Shareholders are or may become a party.

                  (b) Each Selling Shareholder (i) has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Shareholder's assets, (D) admitted in writing such Selling Shareholder's inability to pay such Selling Shareholder's debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on such Selling Shareholder's ability to comply with or perform any of such Selling Shareholder's covenants or obligations under any of the Transactional Agreements; or (ii) is not subject to any Order that may have an adverse effect on such Selling Shareholder's ability to comply with or perform such Selling Shareholder's covenants or obligations under any of the Transactional Agreements.

                  (c) There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of each Selling Shareholder to comply with or perform any of such Selling Shareholder's covenants or obligations under any of the Transactional Agreements. To the best Knowledge of NovelTech and the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

                  (d)        Each Selling Shareholder:

                             (i) is acquiring the Purchaser Shares for his own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act");

                             (ii) understands that (A) the Purchaser Shares have not been registered under the 1933 Act or pursuant to Michigan securities laws by reason of specific exemptions therefrom, that such Purchaser Shares must be held by him indefinitely, and that he must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act and the Michigan securities laws or is exempt from such registrations; (B) the certificate representing the shares will be endorsed with legends in substantially the following forms (and may be endorsed with any other legend that may be required by any applicable securities law):

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE MICHIGAN UNIFORM SECURITIES ACT, FEDERAL SECURITIES LAWS, OR THE SECURITIES LAWS OF ANY OTHER STATE, AND SUCH SHARES MAY NOT BE TRANSFERRED WITHOUT COMPLIANCE WITH THE MICHIGAN UNIFORM SECURITIES ACT, APPLICABLE SECURITIES LAWS OF OTHER STATES, AND THE FEDERAL SECURITIES LAWS."

         and (C) the Purchaser will instruct any transfer agent not to register the transfer of any of the shares unless the conditions specified in the foregoing legend are satisfied;

                             (iii) has been furnished with such materials and has been given access to such information relating to the Purchaser as he or his qualified representative has requested and he has been afforded the opportunity to ask questions regarding the Purchaser, all as he has found necessary to make an informed investment decision;

                             (iv) by reason of his business or financial experience, or the business or financial experience of his professional advisor, has the capacity to protect his own interests in connection with this transaction.

         2.18 Full Disclosure. None of the Transactional Agreements contains at Closing any untrue statement of material fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. Except as set forth in Part 2.18 of the NovelTech Disclosure Schedule, there is no fact within the Knowledge of NovelTech or the Selling Shareholders (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all Comparable Entities) that (i) may have a material adverse effect on NovelTech's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of NovelTech or the Selling Shareholders to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions. All of the information set forth in the NovelTech Disclosure Schedule, and all other information related to the Transactions, as well as information related to NovelTech's business, condition, assets, liabilities, operations, financial performance, net income and prospects, that has been furnished pursuant to this Agreement to the Purchaser or any of its Representatives by or on behalf of NovelTech or the Selling Shareholders or any of their Representatives, is accurate and complete in all material respects. NovelTech and the Selling Shareholders have provided the Purchaser and the Purchaser's Representatives with full and complete access to all of NovelTech's records and other documents and data.

3.       Representations and Warranties of Purchaser.

         The Purchaser represents and warrants, to and for the benefit of the Selling Shareholders, as follows:

         3.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and to perform its obligations under this Agreement.

         3.2 SEC Filings. Since December 12, 1995, Purchaser has filed with the Securities and Exchange Commission all reports, statements, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) ("Purchaser's SEC Filings") that Purchaser was and is required to file under the 1933 Act and the Securities Exchange Act of 1934, as amended, and Purchaser is current in all such filings. The Purchaser's SEC Filings did not contain, at the time of filing thereof, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, to the extent required such filings have been appropriately updated to keep the information therein current.

         3.3 Authority; Binding Nature of Agreement. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser and its board of directors; and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. The Purchaser Shares to be issued to the Selling Shareholders at the Closing have been duly authorized for issuance and, when issued in accordance with the terms of this Agreement, will be fully paid and non-assessable.

         3.4 1933 Act. Purchaser is acquiring the Shares for its own account, not as nominee or agent, for investment and not with a view to, or the resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

4.       COVENANTS OF THE PARTIES.

         4.1 Filings and Consents. Purchaser, NovelTech and the Selling Shareholders shall ensure that each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by them in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in the NovelTech Disclosure Schedule) is made or given as soon as possible after the date of this Agreement.

         4.2      Noncompetition Agreement.

                  (a) Each Selling Shareholder has agreed pursuant to and to the extent permitted by Section 16601 of the Business and Professions Code of the State of California and any corresponding provision of the laws of the State of Michigan not to compete with NovelTech or Purchaser in the manner and to the extent herein set forth. Each Selling Shareholder is entering into this Agreement as an inducement to Purchaser to consummate the Transactions, with all of the attendant financial benefits to the Selling Shareholders as shareholders of NovelTech. The Selling Shareholders understand that where reference is made to a "Selling Shareholder" below, such reference is to obligate not only each Selling Shareholder, but also his assigns and successors.

                  (b) Acknowledgements by the Selling Shareholders. The Selling Shareholders acknowledge that, by virtue of their position as the sole founders, shareholders and employees of NovelTech, they have developed considerable expertise in the technology and business operations of NovelTech and have had access to extensive confidential information with respect to NovelTech. The Selling Shareholders recognize that Purchaser would be irreparably damaged, and its substantial investment in NovelTech materially impaired, if the Selling Shareholders were to enter into an activity competing with NovelTech's business in violation of the terms of this Agreement or if the Selling Shareholders were to disclose or make unauthorized use of any confidential information concerning the business of NovelTech. Accordingly, the Selling Shareholders expressly acknowledge that they are voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Selling Shareholders in all respects.

                  (c) Confidentiality. The Selling Shareholders hereby expressly agree that any and all Proprietary Assets, Patents and Trade Secrets that the Selling Shareholders came to know as a result of their positions as the founders, sole shareholders and employees of NovelTech shall remain strictly confidential and shall not be revealed, except under order of a court of law of the United States of America. To the extent that any such material becomes generally known or is already generally known to the public through no fault or action on the part of the Selling Shareholders, the Selling Shareholders shall be relieved of the obligation to maintain its confidentiality.

                  (d) Non-competition. Until the later of (i) two (2) years after the Closing or (ii) termination of a Selling Shareholder's employment with the Purchaser or NovelTech, such Selling Shareholder shall not, directly or indirectly, without the prior written consent of Purchaser, (A) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of any business or enterprise engaged in any business which is competitive with the business of NovelTech or Purchaser, within each of the geographical units which are listed in Exhibit G hereto (the "Territory"), or (B) engage in any other manner, within the Territory, in any business that is competitive with the business of NovelTech or Purchaser. For the purposes of this Section 4.2, the "business of NovelTech or Purchaser" shall be defined as the design, development, manufacture and sale of life sciences, biological and pharmaceutical laboratory equipment and supplies.

                  (e) Non-interference. Each Selling Shareholder further agrees that until five (5) years following completion of the Transactions, he will not, without the prior written consent of Purchaser, (i) interfere with the business of NovelTech or Purchaser, by soliciting, attempting to solicit, inducing, or otherwise causing any employee or consultant of NovelTech or Purchaser to terminate his or her employment as such in order to become an employee, consultant or independent contractor to or for any competitor of NovelTech or Purchaser or to or for any company with which the Selling Shareholder is associated in any way; or (ii) induce or attempt to induce any customers, suppliers, distributors, resellers, or independent contractor of NovelTech or Purchaser to terminate its relationship with, or to take any action that would be disadvantageous to the business of, NovelTech or Purchaser.

                  (f) Equitable Relief. Each Selling Shareholder expressly acknowledges that damages alone will not be an adequate remedy for any breach by a Selling Shareholder of the ovenants set forth in this Section 4.2 and that the other parties hereto, in addition to any other remedies that they may have, shall be entitled, as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by the Selling Shareholder of any of said covenants.

                  (g)  Severability,  etc. For the purposes of this Section 4.2:
(i) if any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and (ii) the parties intend that the covenant contained in this Section 4.2 shall be construed as a series of separate covenants, one for each geographical unit specified. Except for geographical coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4.2. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Agreement, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         4.3      General Release.

                  (a) Effective at Closing (as defined in the Agreement), the Selling Shareholders hereby release, hold harmless and forever discharge NovelTech, its agents, employees, stockholders, officers, directors, affiliates, subsidiaries and related companies (including Purchaser following the Closing) and their respective heirs, personal representatives, successors and assigns (the "Releasees"), of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, and expenses, past, present or future, known or unknown, which it ever had, now has or may have arising from actions, omissions, circumstances or conditions that existed prior to the Closing and relating to their ownership of or transactions with NovelTech, including without limitation any actions, causes of action, claims, demands, costs, liabilities, losses and expenses arising from or in any way related to the their ownership of NovelTech and/or its holding of securities of NovelTech (but excluding any claims arising directly from this Agreement or the Transactions and claims by the Selling Shareholders for indemnity pursuant to NovelTech's Bylaws) (the "Released Claims"). This release is binding on the Selling Shareholders and their agents, employees, stockholders, officers, directors, affiliates, subsidiaries and related companies and their respective heirs, personal representatives, successors and assigns (the "Releasors").

                  (b) The Selling Shareholders hereby declare and represent that in making this release they understand and agree that they rely wholly upon their own judgment, belief and knowledge of the nature, extent and duration of said Released Claims and that they have not been influenced to any extent whatsoever in making this release by any representations or statements regarding said Released Claims, or regarding any other matters, made by the Releasees or by any person or persons representing any of them.

                  (c)  The  Selling  Shareholders   acknowledge  that  they  are
familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

                  MUST  HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Selling Shareholders, being aware of said Section, and having received advice of independent counsel, hereby expressly waive any rights the Releasors may have thereunder, as well as under any other statutes or common law principles of similar effect (whether pursuant to the laws of the States of Michigan or California or otherwise), with respect to the Released Claims. The Selling Shareholders further acknowledge that they may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the Released Claims, and agree that, in such event, this release shall nevertheless be and remain effective in all respects with respect to the Released Claims, notwithstanding such different or additional facts, or the discovery thereof.

                  (d) The Selling Shareholders represent and warrant that there has been no assignment or other transfer of any interest in any Released Claim, and that they have read this release, are aware of its contents and legal effect and have had the opportunity to consult with counsel of their choice with respect to this release.

                  (e) The Selling Shareholders covenant that they will not sue, sue further, or otherwise prosecute any of the Releasees with respect to any claim included within this release.

                  (f) Subject to the provisions of paragraph (c), this release shall be construed in accordance with, and enforced pursuant to, the laws of the State of California, except that this release shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to, or aid of, Section 1654 of the California Civil Code.

         4.4 Cooperation with Termination of Pension Plan. The Selling Shareholders agree to the termination of the existing Pension Plan of NovelTech as soon as is practicable after Closing and to provide the necessary cooperation, including but not limited to, executing any requested documents, for termination of the Pension Plan.

         4.5      Registration of Shares.

                  (a) The Purchaser will use its best efforts to file and cause a registration statement on Form S-3 to be declared effective by the Securities and Exchange Commission (the "SEC") on or before March 1, 1997, covering a number of shares equal to the greater of thirty-two percent (32%) of the Purchaser Shares or Shares having an aggregate value of $500,000 at the time of filing of said registration statement, and the Selling Shareholders shall provide all necessary information and otherwise cooperate with the Purchaser in this endeavor. To the best Knowledge of Purchaser, there is no reason why Purchaser should not be eligible to use Form S-3 commencing December 12, 1996.

                  (b) If the Purchaser files with the SEC a registration statement for registration of its own shares in an underwritten public offering on or before June 7, 1998, Purchaser shall use commercially reasonable efforts to register the outstanding Purchaser Shares held by the Selling Shareholders concurrently with such registration. The foregoing shall depend on the Selling Shareholders executing the required underwriting agreement and market conditions permitting resale of the Purchaser Shares in addition to the shares to be registered for the account of the Company

5.       MISCELLANEOUS PROVISIONS.

         5.1      Survival of Representations and Covenants; Indemnification.

                  (a) The representations, warranties, covenants and obligations of each party, including each statement made in each party's respective disclosure schedules, shall survive any investigation made by any Person and the Closing and the sale of the Shares to the Purchaser.

                  (b) Subject to the notice and cure provisions of Section 1.2(b) above, Purchaser shall be entitled to set off against the portion of the purchase price payable on the Second Payment Date any and all amounts that Purchaser is obligated to pay and any and all losses resulting from (i) any breaches by NovelTech or the Selling Shareholders of any of their representations and warranties or covenants made herein, (ii) excess fees and expenses of the Selling Shareholders contemplated by Section 5.3 below or (iii) the indemnification provisions set forth below.

                  (c) The Selling Shareholders shall hold harmless and indemnify the Purchaser from and against, and shall compensate and reimburse the Purchaser for, any Damages which are directly or indirectly suffered or incurred by the Purchaser or to which the Purchaser may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any claim by, or any Liability to which Purchaser or NovelTech may become subject with respect to, any current or former employee, consultant or agent of NovelTech that would constitute a breach of Section 2.6(e) above, even if such claim or Liability or the possibility of such claim or Liability was brought to Purchaser's attention in the NovelTech Disclosure Schedule.

                  (d) The Selling Shareholders acknowledge and agree that, if NovelTech becomes subject to any claim or Liability of the type referred to in
Section 5.1(c), then the Purchaser itself shall be deemed, by virtue of its ownership of common stock of NovelTech, to have incurred Damages as a result of such claim or Liability.

                  (e) The Selling Shareholders shall not be required to make any indemnification pursuant to Section 5.1(c): (i) for Damages which aggregate more than the sum of (A) the amount of the payment to be made to them pursuant to
Section 1.2(b) on the Second Payment Date (but only until such payment is required to be made, and thereafter this clause (A) shall be disregarded) and
(B) the fair market value of the balance of the Purchaser Shares held by them at the time of the claim for indemnification under this Section 5.1; provided, however, that the Selling Shareholders shall be obligated to make indemnification for up to such amounts and the Purchaser is provided a right of offset with respect to the cash portion under Section 5.1(a) above and a right to place a stop transfer on said balance of the

Purchaser Shares or (ii) if the matters giving rise to the claim or Liability occur or are discovered after June 7, 1998 or Purchaser fails to give Selling Shareholder written notice of such claim or Liability on or prior to June 7, 1998.

                  (f) The Selling Shareholders waive, and acknowledge and agree that such Selling Shareholders shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against NovelTech in connection with any indemnification obligation or any other Liability to which such Selling Shareholders may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

                  (g) In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against NovelTech, against Purchaser or against any other Person) with respect to which the Selling Shareholders may become obligated to indemnify, hold harmless, compensate or reimburse the Purchaser pursuant to Section 5.1(c), the Selling Shareholders shall have the right, at their election to assume the defense of such claim or Proceeding at their sole expense. If the Selling Shareholders so elect to assume the defense of any such claim or Proceeding:

                             (i) the Selling Shareholders shall proceed to defend such claim or Proceeding in a diligent manner;

                             (ii) the Purchaser shall make available to the Selling Shareholders any non-privileged documents and materials in the possession of Purchaser that may be necessary to the defense of such claim or Proceeding;

                             (iii)  the   Selling   Shareholders   shall    keep
         Purchaser informed of all material developments and events relating to such claim or Proceeding;

                             (iv)   the  Purchaser  shall  have   the  right  to
         participate  in the defense of such claim or  Proceeding   at  its  own
         expense; and

                             (v) the Selling Shareholders may settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser; provided, however, that such settlement, adjustment or compromise involves only the payment of money damages.

         5.2 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

         5.3 Fees and Expenses. The Selling Shareholders shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Seyburn, Kahn, Ginn, Bess, Deitch & Serlin) in excess of $25,000 that have been incurred after May 20, 1996 or that are in the future incurred by, on behalf of or for the benefit of NovelTech or Selling Shareholder in connection with the negotiation, preparation and review of any term sheet, agreement, schedule, certificate, opinion, filing, notice, consent or similar document relating to any of the Transactions or the consummation and performance of the Transactions. NovelTech shall not bear or pay, and the Selling Shareholders shall not permit NovelTech to bear or pay, any such fees, costs or expenses in excess of $25,000. Any excess amount paid or payable by NovelTech in violation hereof shall be set off against the portion of the purchase price payable on the Second Payment Date pursuant to Section 5.1 above.

         5.4 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         5.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

                  if to Selling Shareholders:

                  Brad Neagle
                  5068 Plymouth Road
                  Ann Arbor, MI 48105

                  Kirk Schroeder
                  1692 Miller
                  Ann Arbor, MI 48103


                  with a copy to:

                  Seyburn, Kahn, Ginn, Bess, Deitch & Serlin
                  Suite 1500
                  2000 Town Center
                  Southfield, MI 48075-1185
                  Attn:  Kenneth Morgan
                  if to the Purchaser:

                  Molecular Devices Corporation
                  1311 Orleans Drive
                  Sunnyvale, CA 94089
                  Attn: James Iuliano and Andrew Galligan

                  with a copy to:

                  Cooley Godward Castro Huddleson & Tatum
                  5 Palo Alto Square
                  Palo Alto, CA  94306
                  Attn: Andrei M. Manoliu

Addresses may be changed by providing written notice to the other parties.

         5.6 Headings. The bolded headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         5.7   Counterparts.   This   Agreement   may  be  executed  in  several
counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         5.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

         5.9   Successors  and Assigns. This  Agreement  shall be binding  upon:
NovelTech and its successors and assigns (if any); the Selling Shareholders, and their successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: NovelTech; the Selling Shareholders; the Purchaser; and the respective successors and assigns (if any) of the foregoing. After Closing, the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         5.10 Remedies Cumulative. The rights and remedies of the parties hereto shall be cumulative (and not alternative).

         5.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         5.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Selling Shareholders.

         5.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         5.14 Parties in Interest. Except for the provisions of Section 5.9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective permitted successors and assigns (if any).

         5.15 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

         5.16 Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation" whether or not in fact so followed. Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits and other attachments to this Agreement.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


"PURCHASER":                        MOLECULAR DEVICES CORPORATION
                                      a Delaware corporation


                                    By:_________________________________________

                                    Its:________________________________________



"NOVELTECH":                        NOVELTECH SYSTEMS, INC.,
                                      a Michigan corporation


                                    By:_________________________________________

                                    Its:________________________________________



"SELLING SHAREHOLDERS":


                                    ____________________________________________
                                    Brad Neagle, an Individual



                                    ____________________________________________
                                    Kirk Schroeder, an Individual

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         Breach. There shall be deemed to be a "breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

         CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

         Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         Comparable Entities. "Comparable Entities" shall mean Entities (other than NovelTech) that are engaged in businesses similar to NovelTech's business.

         Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

         Current Benefit Plan. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and that was established or adopted by NovelTech or is maintained or sponsored by NovelTech; in which NovelTech participates; and with respect to which NovelTech is or may be required or permitted to make any contribution.

         Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

         Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

         Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend (other than such legend required by state or federal securities laws with reference to the registration of such shares), defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset. For purposes of this definition, "asset" shall exclude securities.).

         Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         Excluded Contract. "Excluded Contract" shall mean any NovelTech Contract that: NovelTech has entered into in the Ordinary Course of Business; does not contemplate or involve the transfer or licensing of any intellectual property right; has a term of less than 90 days or may be terminated by NovelTech (without penalty) within 90 days after the delivery of a termination notice by NovelTech; and does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

         GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the NovelTech Financial
 Statements were prepared.

         Governmental Authorization. "Governmental Authorization" shall mean any: (i) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

         Governmental Body.  "Governmental Body" shall mean any:

                  (a) nation,  principality,   state,  commonwealth,   province,
         territory, county, municipality, district or other jurisdiction of any nature;

                  (b) federal,   state,  local,  municipal,   foreign  or  other
         government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);


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


                  (d) multi-national organization or body; or

                  (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         Hazardous Material.  "Hazardous Material" shall include:

                  (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

                  (b) any waste, gas or other substance or material that is explosive or radioactive;

                  (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder); and

                  (d) any  compound,   mixture,   solution,   product  or  other
         substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

         Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation concerning the truth or existence of such fact or other matter.

NovelTech shall be deemed to have "Knowledge" of a particular fact or other matter if any officer of NovelTech or either or both of the Selling Shareholders has Knowledge of such fact or other matter.

         Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.


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

         Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability and with the exception of any Liability created by any Legal Requirement), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable. Without reducing the generality of the foregoing, Liability shall also include any and all liabilities for Taxes.

         NovelTech Contract.  "NovelTech Contract" shall mean any Contract:

                  (a) to which NovelTech is a party;

                  (b) by which NovelTech or any of its assets is or may become bound or under which NovelTech has, or may become subject to, any obligation; or

                  (c) under which NovelTech has or may acquire any right or interest.

         NovelTech Disclosure Schedule. "NovelTech Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of NovelTech and each Selling Shareholder, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

         NovelTech Financial Statements. "NovelTech Financial Statements" shal have the meaning specified in Section 2.4(a) of the Agreement.

         NovelTech Plan. "NovelTech Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

         Order.  "Order" shall mean any:

                  (a)  order,  judgment,   injunction,  edict,  decree,  ruling,
         pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

                  (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

         Ordinary Course of Business. An action taken by or on behalf of NovelTech shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                  (a) such action is recurring in nature, is consistent with NovelTech's past practices and is taken in the ordinary course of NovelTech's normal day-to-day operations;


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


                  (b) such action is taken in accordance with sound and prudent business practices;

                  (c) such action is not required to be authorized by NovelTech's shareholders, NovelTech's board of directors or any committee of NovelTech's board of directors and does not require any other separate or special authorization of any nature;

                  (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Entities that are engaged in businesses similar to NovelTech's business; and

                  (e) notwithstanding the foregoing, no transaction between NovelTech and the Selling Shareholders, or either of them, which is not listed on the Schedule of Intercompany Transfers, shall be considered as having occurred in the "Ordinary Course of Business."

         Past Benefit Plan. "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

                  (a) that has at any time been established, adopted, maintained or sponsored by NovelTech;

                  (b) in which NovelTech has ever participated; or

                  (c) with respect to which NovelTech has ever made, or has ever been required or permitted to make, any contribution.

         Pension Plan. "Pension Plan" shall mean that certain NovelTech Systems Inc. Employee Pension Plan dated March 12, 1996.

         Person.  "Person" shall mean  any  individual,  Entity  or Governmental
 Body.

         Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

         Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

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


         Related Party. Each of the following shall be deemed to be a "Related Party":

                  (a) Mr. Brad Neagle;

                  (b) Mr. Kirk Schroeder;

                  (c) each individual who is, or who has at any time been, an officer or director of NovelTech;

                  (d) each member of the family of each of the individuals referred to in clauses "(a)," "(b)" and "(c)" above; and

                  (e) any Entity (other than NovelTech) in which any one of the individuals referred to in clauses "(a)", "(b)" and "(c)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. The Selling Shareholders and all other Related Parties shall be deemed to be "Representatives" of NovelTech

         Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

         Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         Technology Transfer. "Technology Transfer" shall mean that at least one Fluorescent Imaging Plate Reader (the "FLIPR") has been built and is operational at the Purchaser facility at Sunnyvale, California, and that Purchaser personnel (other than Kirk Schroeder and Brad Neagle) have been provided with adequate materials, design, vendor, software code, and all other information and licenses, to enable technical personnel reasonably skilled in the field to build the current design FLIPR at the Purchaser's Sunnyvale facility without the aid of Kirk Schroeder and/or Brad Neagle.


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


         Transactional Agreements.  "Transactional Agreements" shall mean:

                  (a)  the Agreement;

                  (b)  the closing certificate; and

                  (c)  the Employment Agreements.

         Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

                  (i) the sale of the Shares by the Selling Shareholders to th Purchaser in accordance with the Agreement; and

                  (ii) the performance by NovelTech, the Selling Shareholders and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by NovelTech, the Selling Shareholders and the Purchaser of their respective rights under the Transactional Agreements.





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